QuickLinks -- Click here to rapidly navigate through this document
Contact: Eva Schmitz Phone: 812.962.5011 Pager: 1.888.711.8778

FOR IMMEDIATE RELEASE

Accuride Announces Executive Management Change
Board Appoints Keating as President and CEO
Accuride Pre-announces First Quarter Earnings

        EVANSVILLE, Ind.—April 23, 2002—Accuride Corporation's Board of Directors announced today that it has appointed Terrence (Terry) Keating to serve as the Company's new President and CEO and elected him to the Board of Directors, effective May 1.

        Keating is currently Senior Vice President and General Manager of Accuride's Wheel Division. He replaces William (Bill) Greubel who resigned to join Wabash National Corporation.

        "Since joining Accuride in 1996 as the Vice President of Operations, Terry has been in a key leadership role and instrumental in driving operating improvements throughout Accuride's manufacturing facilities," said James H. Greene, Jr., an Accuride director and member of KKR, LLC, the general partner of Kohlberg Kravis Roberts & Co. L.P.

        "Terry's relentless focus on and success with customer service, continuous improvement, quality and world class operating performance will ensure Accuride's continued, steady progress toward its business objectives," added Greene. "We are confident that with Terry at the helm, Accuride will continue to foster a culture of continuous improvement and will fulfill the expectations of customers, employees, lenders, and investors alike."

        "My focus is to continue implementing the successful strategies that are already in motion," Keating said. "Now that our industry is beginning its recovery, my primary job is to ensure that we reap the full benefits of our extensive improvement initiatives and continue to drive excellence in all that we do. I'm incredibly proud to work with Accuride's excellent leadership team and highly talented workforce. Together we will continue to enhance Accuride's reputation as the leader in wheels."

        Prior to joining Accuride, Keating was the manager of the Indianapolis Diesel Engine Plant of International Truck and Engine Corporation, a division of Navistar International Company. Keating holds a MBA in Operations Management from Indiana University and a BS in Manufacturing Technology from Purdue University.

        Separately, the Company said it expects improved first quarter results with adjusted EBITDA of $13.1 million compared to $10.0 million for the first quarter of 2001, an increase of 31.4%. Net sales for the quarter were $77.8 million compared to net sales of $90.9 million for the prior year. The Company's liquidity position remains strong with $31.7 million in cash and revolver availability of $27.5 million.

        "We are pleased to see that despite a 14% decrease in revenue, our margins have increased by 580 basis points as we work our cost and productivity programs throughout the Company," said Keating. "Although sales continue to be soft, the strong first quarter class 8 net order activity will bode well for sales increases in the upcoming quarters."

        Accuride Corporation, a KKR portfolio company, is North America's largest manufacturer and supplier of wheels for heavy/medium trucks and trailers. The Company offers the broadest product line in the North American heavy/medium wheel industry and is the only North American manufacturer and supplier of both steel and forged aluminum heavy/medium wheels. Accuride Corporation also produces wheels for military, buses, commercial light trucks and sport utility vehicles, and for passenger cars. Accuride Corporation has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and in Monterrey, Mexico. Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio. Additionally, the Company produces tire molds at its Erie, Pennsylvania, facility. Accuride is also involved in a commercial tire and wheel assembly joint venture in Springfield, Ohio, and Talbotville, Ontario, Canada. For more information, visit Accuride's website at http://www.accuridecorp.com.

###

        Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Accuride assumes no obligation to update the information included in this release.

QuickLinks

Accuride Announces Executive Management Change Board Appoints Keating as President and CEO Accuride Pre-announces First Quarter Earnings